
Granite Falls Energy LLC
Producing Renewable Energy for a Cleaner Environment!



From the desk of Steve Christensen

Chief Executive Officer/General Manager

May 2012

Thanks for the great welcome I have received since joining Granite Falls Energy on April 23rd! (Should be a date I will always remember since it is my birthday as well.)

As many of you know I came from a plant that was very similar to GFE; a Fagen constructed plant starting operation in 2006 as a farmer owned CO-OP. 541 farmers made up the CO-OP, along with 4 outside investors. While I was there one of the things we knew about GFE was how progressive they were and many times we consulted with them to find out about new projects and innovating things that were occurring at GFE. Now that I am here I hope to help move the current projects forward to completion and help encourage the great staff here to stay ahead of the competition.

One of the main areas of focus I hope to bring is a continuous improvement attitude focused on being the low cost producer in the industry. We need to be able to produce ethanol at the lowest cost possible to be sure we maintain profitability during the cyclical nature of the ethanol business, along with getting all we can out of each bushel of corn we process. I will be challenging the employees to work on projects that influence the profitability and keeping GFE as one of the lower cost producers in the industry. One of the good things I have already found out with my conversations here is that there is no shortage of good ideas on how to achieve this with the highly motivated workforce here at Granite Falls Energy.

I look forward to meeting you and will be relocating to the Granite Falls area soon.



Paul Enstad
Chairman of the Board of Governors

Happy spring from Granite Falls Energy

I was pleased to see such a great turnout at the Annual meeting of the members for Granite Falls Energy. The voter turnout was also great to see and it tells your Board and Management team that you are paying attention and that you are in tune to your investment with Granite Falls Energy.

I will recap the items covered at the annual meeting as well as provide some updates on what is happening with your Company.

The election process went well and we thank Paul Wilson for his interest in running for the Board. I appreciate the votes for my re-election for three years. Rod Wilkison was also re-elected for three years. Marten Gouley is our newest Board member. We Thank Brad Strootman for the time he spent as Nominating Committee Chairman. We presented Dennis Wagner with a plaque for his three years of service to Granite Falls Energy and his experience in business will be missed. We feel that we have a strong Board of Governors and we will continue to make qualified decisions on your behalf.

Tracey Olson announced his resignation in January of this year. An opportunity came up for Tracey to move in a different direction. Tracey was with us for just over five years and he served your Company well and we will miss Tracey's leadership. Tracey always looked for ways to remain efficient. Granite Falls Energy was able to realize many objectives under Tracey's watch including the increase in production. Tracey had many "irons in the fire", many of them geared towards strategic growth. We appreciate Tracey for his five plus years with us and we wish Tracey well as he moves forward with his new endeavors.

Wayne Gordon was with us for two months as our interim manager. Wayne has done an excellent job and his knowledge and experience has provided stability and quiet leadership for Granite Falls Energy. Our production numbers are steady and our financial position remains strong. We thank Wayne for his ability to come in and "steer the ship for us". All employees need to be commended for their work during this transition period.

Your Board made the decision to hire Lee Uldbjerg, with the Land O' Lakes, Inc. Business Development Services division to assist us with the CEO search. Lee's direction and recommendations were very helpful in this important task. Lee's expertise in this area proved to be of great value to Granite Falls Energy. On behalf of the Board, I wish to say thank you to Lee Uldbjerg and his staff.

We are excited with the announcement that Steve Christensen has been hired as our new CEO! Steve has extensive experience

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Hello,

I hope everybody was able to enjoy the mild winter that we had around here. It certainly helped us from a site maintenance standpoint. I would like to touch on a few projects that we've been working on since our last scheduled maintenance outage in late October 2011.

Your plant has been running very well. Lee and his operations crews have been identifying more bottlenecks which we have been able to resolve on the run and during our Mid-April 2012 scheduled outage. In addition to that the maintenance crew continues to work on the few weak links that we have with equipment and coming up with heavier duty fixes to assure continuous running. We have also been doing more previously scheduled outage work on the run rather than having to shut completely down to make repairs. For example; hydro-cleaning of our evaporators (one at a time) is being safely done while running production and with very little disruption to production while doing so. We have also decided to hydro-clean our energy center equipment once per year instead of every six months. Dryer ductwork, drop boxes and screws has been running much cleaner since installation of oil extraction equipment allowing us to do this. Other types of cleaning processes are also being evaluated for cost effectiveness and timeliness. Our focus continues to be on more plant up-time with shorter bi-annual scheduled downtime and short monthly maintenance cycles when necessary while running production.



Robin Spaude
Plant and Facility Maintenance Manager

Major overhauls on our centrifuge rotating assembly bowls continue and, thus far, our maintenance crew has gotten the swap-out routine down to 2 hours per machine; from unloading the crate, making the swap, re-crating next one for rebuild and putting the centrifuge, with the fresh rebuild, back on line. These bowl assemblies are large, 5000# assemblies that have to be hoisted from ground level to a second deck nearly 30' up and over running equipment. Three machines have been rebuilt thus far. These rebuilds are necessary due to normal wear after 6 plus years of production.

Our new maintenance shop is near completion with a technical room/library being installed and an outside concrete apron in front of an overhead door yet to install. This building features radiant floor heating extracted from the warm return water to our cooling tower and high efficiency lighting providing excellent illumination in all areas of the building. The maintenance crew moved into this building in late February and they are nearly settled in permanently.

We also made a significant upgrade to our preventative maintenance management software system within the last couple months. This upgrade will allow more automation of scheduling maintenance activities, ordering replacement spare parts via the system rather than manually and tracking production inventory and reordering of same for those commodities.

I reported at our Annual Shareholder's meeting, this past March, about a rail loop track project that will be installed on recently purchased land immediately west of our ethanol plant site. This loop track will encompass approx. 10,400 linear feet of track connecting our on-site rail siding and spurs together and to the TC&W Railroad mainline. When complete, this loop track will enable GFE to assemble and ship 100 car unit trains of ethanol to market areas that are putting more emphasis on us to receive unit trains instead of smaller single units. This equates to a savings to GFE on rail freight costs and significant labor savings in rail car movement on site by GFE commodities personnel and TC&W RR crews.

The rail loop project design was finalized in February and went out for bids to contractors for the grading and sub-ballast work and for the rail and switches installation. Contractors were selected in late March and the grading contractor on-site by early April. Trees and old building site demolition was completed in a short 1 ½ days, silt fence installed and heavy equipment moved on site during the first week and a half of April. Badly needed rainfall did not slow up excavation. Approx. 60% of the excavation work is done and rail sub-grade is close to elevation for sub-ballast and then the track. We do have to work around a petroleum pipeline that needs to be lowered by its owner and we're working closely with that utility to get it accomplished within our time frame. Barring any weather delays we anticipate substantial completion of the grading and sub-ballast work by mid-June 2012 and track installation to be finished in early August 2012 and inspection and service commencement shortly thereafter. This project is anticipated to move quickly if Mother Nature will allow us to do so.

I hope that our weather pattern gets more normal for the remainder of this spring and summer. 80 degree temps in late winter and freezing temps in mid-spring makes one wonder what kind of spring and summer we're in for.

Thank you and I hope all of you can enjoy the months ahead.

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within the industry. Steve comes from Wisconsin and he was the former CEO of Western Wisconsin Energy. The owners of that company made the decision to sell in accordance with their business plan and Steve was part of that process. Western Wisconsin Energy was very successful and their plant was similar to ours. Steve brings knowledge of the commodity markets, ethanol marketing and governance. Steve knows what Granite Falls Energy is about and he will be able to drive the company towards continued success. We welcome Steve to our team and to the community!

We have completed six and one half years of solid operations as an ethanol producer, feed production and corn oil production. In October your Board of Governors declared a distribution to the members of three hundred dollars per unit. This amounted to 9.2 million dollars which we earned through profits made by the Company. Our six year investment history gives us a total of $1,370 dollars per unit in distributions to all members.

Several more of our employees received 5 year service awards this past year and I have always known that our employee team is always looking for ways to remain efficient and squeeze more gallons out of every bushel of corn. They continue to do so and we are just about finished up with our phase 1 construction and we continue to debottleneck. We are currently running at about 60 to 62 million gallons per year.

Your Board held another strategic planning session this year. The two day session was rewarding and your company will benefit from the time your Board spent. Our overall Strategic Objective is to be a low-cost producer to be competitively positioned in the ethanol industry and to adopt a balanced approach between growth and income strategies. One of our objectives from last year was to acquire the property to the West of our processing plant in order to construct a loop track to handle rail cars for ethanol, DDGs and corn. It is very important for Granite Falls Energy to have unit train loading capability. This past year we entered the export market on approximately 9.4 million gallons and this has been beneficial for your company. Your board and management team are excited about the extra revenue potential that we can gain with the new rail system. The bids have been accepted and the dirt work has begun for the new loop track.

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Stacie Schuler
Chief Financial Officer/Controller

Spring Greetings!

Thank you to each of you who attended the 2012 annual meeting in March; we hope you found it very informative. Below are the consolidated income statements, distribution history and trade summary presented at the meeting. Remember that the financials and financial footnotes, as well as additional company and industry information, can be found in the SEC filings for each quarter, and the annual 10K; follow the "SEC Compliance" link on our website. Please call our office if you need any assistance in obtaining or understanding the reports.

Enjoy the weather – and please be safe as you are working in the fields and around your homes!

Consolidated/Condensed Statement of Operations

	Fiscal Years Ended October 31, 2011	2010	2009	2008
Revenues	$ 156,521,489	$ 95,289,452	$ 91,282,031	$ 99,393,373
Cost of Goods Sold	142,353,416	85,146,261	87,464,936	104,343,467
Gross Profit (Loss)	14,168,073	10,143,191	3,817,095	(4,950,094)
Operating Expenses	2,002,706	1,957,742	2,045,615	2,916,170
Operating Income (Loss)	12,165,367	8,185,449	1,771,480	(7,866,264)
Other Income (Expense)	126,489	176,863	(685,300)	188,005
Net Income (Loss)	$ 12,291,856	$ 8,362,312	$ 1,086,180	$ (7,678,259)
Net Income (Loss) Per Unit	$ 400.96	$ 272.78	$ 35.29	$ (246.45)

	Three Months Ended January 31, 2012 (Unaudited)	Three Months Ended January 31, 2011 (Unaudited)
Revenues	$ 43,745,776	$ 30,716,346
Cost of Goods Sold	40,057,826	27,182,613
Gross Profit (Loss)	3,687,950	3,533,733
Operating Expenses	663,736	558,121
Operating Income (Loss)	3,024,214	2,975,612
Other Income (Expense), net	18,074	35,984
Net Income (Loss)	$ 3,042,288	$ 3,011,596
Net Income (Loss) Per Unit	$ 99.29	$ 98.24

Trades & Transfers Summary - 4 Year Comparison

(Calendar Quarters)		2011	2010	2009	2008
Quarter 1	high	$1,375	$975	$1,251	$3,000
	low	*$1,375*	*$850*	*$1,000*	*$2,400*
Quarter 2	high	$1,500	$1,075	$1,000	$2,400
	low	*$1,326*	*$1,000*	*$1,000*	*$2,100*
Quarter 3	high	$1,425	$1,375	$1,050	$2,200
	low	*$1,325*	*$1,211*	*$975*	*$2,000*
Quarter 4	high	$1,400	$1,250	$950	$1,500
	low	*$1,350*	*$1,200*	*$900*	*$1,500*

CASH DISTRIBUTION HISTORY

Declared:	Per Unit
July 2006	$ 320.96
April 2007	$ 100.00
October 2007	$ 200.00
November 2009	$ 150.00
November 2010	$ 300.00
October 2011	$ 300.00
Total Distributions Paid-to-Date:	$ 1,370.96
Distributions paid on the $1000 per unit original investment	137.1%

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The Minnesota Falls Dam is another item that we talked briefly about last year and has now come to the forefront and is a high priority. We have made some good progress on this matter. At this time we are still looking at the best option for preserving the system currently in place. We can still go to our backup plan which is to relocate the intake structure. We do have the authority to use our production wells too.

As you may know, the blender's tax credit, the producer's tax credit and the import tariff expired at the end of 2011. In anticipation of this the ethanol plants around the country maximized production and placed ethanol into storage. An oversupply situation developed within the industry. Currently the nation is about maxed out on the allowable amount for which the blenders can put into the gasoline which is at 10%. The blenders are making money on the ethanol because the current spread between unleaded and ethanol is at about 90 cents per gallon. We are optimistic about the future for several reasons. One reason is at some point, I believe that we will be allowed to blend up to 15% ethanol in our gasoline. Another reason is demand from oversees and South America is still strong so we may be able to export more of the ethanol. The third reason is the summer driving season is soon upon us and we typically see an increase in demand. Although with predictions of four and five dollar gasoline at the pump, this demand may not come back as strong as in the past. Ethanol is certainly holding the price down to some degree for the consumers.

The following paragraph is good news for Granite Falls Energy. I think we may have a ways to go yet with E15 but I thought I would share this bit of information you as it is fresh off the press.

The Environmental Protection Agency has approved the Renewable Fuels Association's mitigation plan for misfueling E15, which brings the fuel a step closer to implementation. The plan is meant to assist marketers in the blending, storage and dispensing of E15, and RFA will provide E15 labels to marketers for free. "With [the] announcement, EPA is clearing the way for E15 and allowing America's ethanol industry to turn its full attention to educating retailers and consumers on the benefits of higher level ethanol blends and ensuring that state fuel regulations allow for their sale," said RFA President and CEO Bob Dinneen in a statement.

The ethanol industry goes through different periods of supply and demand issues just like many other industries do. Our current period of suppressed margins will cycle to the upside again. With all of the reasons to be optimistic for the future, we plan to continue operating a profitable business. Our business plan is a good one and we are confident that Granite Falls Energy can provide good returns now and into the future.

This newsletter contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our extended future operations and actions. These forward-looking statements are only our predictions based on current information and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission. Please access our reports at www.sec.gov for more information. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this newsletter. We qualify all of our forward-looking statements by these cautionary statements.



Eric Baukol
Risk Manager

Spring is an exciting time to have a job in the commodity markets. We recently found out that the market has bought a projected 96 million acres of corn for this crop year and with that, combined with good spring weather and record planting pace, there is reason to be optimistic for a very good crop nationwide. Of course, even if a good crop is realized the market has to get to harvest first and that is where things get a little stickier. The quarterly stocks report came in at the low end of trade expectations, but in the following S/D report the US carryout remained unchanged at 801 million bushels. On the ethanol side of the equation, the spread between gas and ethanol remains at nearly 90 cents per gallon. Prolonged high gas prices have reduced driving demand below the typical winter driving levels, which has reduced demand for our product even as we are blending at a higher % of gas than ever before. Price dictates that we use as much ethanol as possible; we simply need people to drive more to increase our demand base.



Lee Poppe
Plant Manager

Happy spring everyone!

For those of you who missed our annual meeting, here is an overview of the portion I discussed.

- Produced 53.8 million gallons of ethanol & 136,000 tons of DDGS in FY 2011
- Sold 8.9 M lbs of corn oil
- Ramped up production from 49.9 MGPY to over 60 MGPY by the end of FY 2011.
- Ground approx. 18.6 M bushels in FY 2011
- Yield per bushel of 2.89 up from 2.86 last year
- Consumed 109 M gallons (2.1 to 1 ratio) of raw water in FY 2011, down from 2.2 to 1 in FY 2010
- Used 10 M gallons of storm water from our site storm ponds
- Continued to modify and optimize water treatment process
- De-bottlenecked & tuned numerous process functions throughout plant
- Natural Gas Consumption down to approx. 26,000 BTU/gal for CY 2011
- Continued to focus on reducing electrical energy consumption where practical;
- Electrical consumption of .6 kwh/gal Ethanol, is up slightly from last year, due to increase in chiller operation from increased production.
- Added a second slurry tank and third liquid tank
- Increased operational flexibility and allowed to service without upset to production
- Installed Pre-Condenser to recover additional ethanol from process streams
- Installed SWOFF which decreased recycle in distillation. Reducing cooling tower load and energy consumption

As can be seen we completed a number of tasks over the last year! Thank you to everyone who has made this possible and thank you to all the GFE employees for making our plant run so efficiently. I hope you all have a safe and happy spring!

Granite Falls Energy, LLC
15045 Hwy. 23 SE
Granite Falls, MN 56241
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